EXHIBIT 99.1
                                                                    ------------

                                  NEWS RELEASE
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                   NORTH AMERICAN GALVANIZING & COATINGS, INC.
                2250 EAST 73RD ST. - SUITE 300 - TULSA, OK 74136
                      (918) 494-0964 - FAX: (918) 494-3999

FOR IMMEDIATE RELEASE:

CONTACT: PAUL R. CHASTAIN
PHONE:   (918) 524-1506

                   NORTH AMERICAN GALVANIZING & COATINGS, INC.
                 REPORTS 2003 FOURTH QUARTER AND ANNUAL RESULTS

           TULSA, OKLAHOMA, February 17, 2004 - North American Galvanizing & Coatings (AMEX-NGA) announced today a net loss for 2003 due to lower sales and a charge to discontinued operations taken in the second quarter for the write-off of an abandoned galvanizing plant. For the year ended December 31, 2003, the Company reported a net loss of $1,013,000, or $.15 per share, including a loss from discontinued operations of $831,000, or $.12 per share, fully diluted. Sales for 2003 were $33,200,000. For 2002, the Company reported net earnings of $1,110,000, or $.15 per share fully diluted, and sales of $38,178,000.

           The Company reported a net loss of $59,000, or $.01 per share, and sales of $8,246,000 for the fourth quarter of 2003. For the comparable quarter of 2002, the Company reported net income of $156,000, or $.02 per share fully diluted, and sales of $8,943,000.

           Ronald J. Evans, president and chief executive officer, said, "Through every quarter in 2003, we experienced significantly lower market demand for galvanizing compared to the record volume for 2002. We attribute this to the depressed conditions in the capital goods spending sector of the economy. Going forward, we continue to address improving operating efficiencies in our plants. Recognizing that the first quarter of the year typically reflects lower construction- related demand for galvanizing, we remain conservatively optimistic that a strengthening economy will flow through to our business."

            North American Galvanizing is a leading provider of hot dip galvanizing and coatings for corrosion protection of fabricated steel products. The Company conducts its galvanizing and coatings business through a network of plants located in Denver, Hurst (Dallas/Fort Worth), Houston, Kansas City, Louisville, Nashville, St. Louis and the Tulsa area. Hot dip galvanizing provides metals corrosion protection for many product applications used in commercial, construction and industrial markets. Our home page is: www.nagalv.com.

           Cautionary Statement. Statements in this news release that are not strictly historical and may be "forward looking" statements, which involve risks and uncertainties. These include economic and regulatory conditions, issues with suppliers, market demand, pricing and competitive factors, among others, which are set forth in the Company's Securities and Exchange filings.

           NORTH AMERICAN GALVANIZING & COATINGS, INC. AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          THREE MONTHS ENDED               TWELVE MONTHS ENDED
                                                             DECEMBER 31                       DECEMBER 31
                                                      -------------------------         -------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)         2003*            2002             2003*            2002
-----------------------------------------------------------------------------------------------------------------
SALES                                                 $  8,246         $  8,943         $ 33,200         $ 38,178

    Cost of sales                                        5,874            6,187           23,833           26,208
    Selling, general & administrative expenses           1,529            1,575            5,992            5,904
    Depreciation expense                                   692              764            2,880            3,028
                                                      --------         --------         --------         --------
TOTAL COSTS AND EXPENSES                                 8,095            8,526           32,705           35,140
                                                      --------         --------         --------         --------

OPERATING INCOME                                           151              417              495            3,038

    Interest expense, net                                  156               36              654              872

    Income (loss) from Continuing Operations
       before income taxes                                  (5)             381             (159)           2,166

     Income tax expense                                     54              173               23              851
                                                      --------         --------         --------         --------

INCOME (LOSS) FROM CONTINUING OPERATIONS                   (59)             208             (182)           1,315

Discontinued Operations:
    Loss on discontinued operations, net                  --                (52)             (77)            (205)
    Loss on write-off of assets of
       Discontinued operations, net                       --               --               (754)            --
                                                      --------         --------         --------         --------

NET INCOME (LOSS)                                          (59)             156           (1,013)           1,110
                                                      --------         --------         --------         --------

OTHER COMPREHENSIVE INCOME
  Unrealized investment gain                                 6             --                  6             --
                                                      --------         --------         --------         --------

OTHER COMPREHENSIVE INCOME                                   6             --                  6             --
                                                      --------         --------         --------         --------

COMPREHENSIVE INCOME (LOSS)                           $    (53)        $    156         $ (1,007)        $  1,110
                                                      ========         ========         ========         ========

NET INCOME (LOSS) PER COMMON SHARE
Continuing Operations:
    Basic                                             $   (.01)        $    .04         $   (.03)        $    .20
    Diluted                                           $   (.01)        $    .03         $   (.03)        $    .18
Discontinued Operations:
    Basic                                             $   --           $   (.01)        $   (.12)        $   (.03)
    Diluted                                           $   --           $   (.01)        $   (.12)        $   (.03)
Net Income (Loss):
    Basic                                             $   (.01)        $    .03         $   (.15)        $    .17
    Diluted                                           $   (.01)        $    .02         $   (.15)        $    .15


* Unaudited

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